UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2026

Entera Bio Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Israel	001-38556	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

Kiryat Hadassah, Minrav Building – Fifth Floor, Jerusalem, Israel 9112002
(Address of principal executive offices) (Zip Code)

+972-2-532-7151

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value of NIS 0.0000769	ENTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Dr. Juan Camilo Arjona Ferreira as Director

On October 27, 2026, the Board of Directors (the “Board”) of Entera Bio Ltd., a company organized under the laws of the State of Israel (the “Company”), appointed Juan Camilo Arjona Ferreira, M.D., as a Class II director of the Company, effective December 1, 2026. Dr. Arjona Ferreira will serve as a director until the Company’s 2027 Annual Meeting of Shareholders and until his successor shall have been elected and qualified, or until his earlier death, resignation, retirement, disqualification or removal. Dr. Arjona Ferreira has also been appointed to serve as a member of the compensation committee of the Board, effective December 1, 2026.

Dr. Arjona Ferreira, age 57, is a seasoned physician and pharmaceutical executive and a longtime global advocate for women’s health, with more than 20 years of global clinical development experience. He currently serves as Head of Research & Development and Chief Medical Officer at Organon & Co. (NYSE: OGN), leading Organon’s global research and development organization, which spans early- and late-stage development, global regulatory affairs, pharmacovigilance and safety science, and medical affairs across a diverse portfolio focused on women’s health. Prior to Organon, he served as Chief Medical Officer of Myovant Sciences Inc., leading global clinical development and medical affairs for innovative therapies in women’s health and oncology, including relugolix combination therapy. Previously, he was Senior Vice President of Clinical Development at Shionogi Inc., leading clinical strategy and late-stage program execution. Earlier, Dr. Arjona Ferreira spent over a decade at Merck & Co., Inc. (NYSE: MRK) with his last role as Executive Director of Clinical Research in Women’s Health, chairing the product development teams for all programs in contraception and women’s health. Before joining the industry, he practiced as an obstetrician and gynecologist in university hospitals and private practice. Dr. Arjona Ferreira earned his Medical Degree (M.D.) and completed specialist OB-GYN training at the Colegio Mayor del Rosario in Bogotá, Colombia.

There are no arrangements or understandings between Dr. Arjona Ferreira and any other person pursuant to which Dr. Arjona Ferreira was appointed as a director of the Company. The Board has determined that Dr. Arjona Ferreira is independent under the applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market.

Since the beginning of Company’s last fiscal year, the Company has not engaged in any transaction, or any currently proposed transaction, in which Dr. Arjona Ferreira had or will have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Dr. Arjona Ferreira will participate in the Company’s standard non-employee director compensation arrangements, which were most recently approved by the Company’s shareholders in July 2026, including the right to annual cash payments with respect to Board and applicable committee service and annual equity grants under the Company’s 2018 Equity Incentive Plan.

Departure of Director

On October 27, 2026, Haya Taitel notified the Board that she would step down as a director, effective December 1, 2026. Ms. Taitel’s departure from the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Item 7.01 Regulation FD Disclosure.

On October 27, 2026, the Company issued a press release announcing the appointment of Dr. Arjona Ferreira to the Board. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

The information disclosed under this Item 7.01, including in Exhibit 99.1 attached hereto, is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent such other filing specifically incorporates such information by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release, dated October 27, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERA BIO LTD.

Date: October 27, 2026	By:	/s/ Miranda Toledano
Name: Miranda Toledano Title: Chief Executive Officer